Exhibit 99.2

INTELSAT-PANAMSAT MERGER APPROVED BY FCC

WILTON, CT, June 20, 2006 — The U.S. Federal Communications Commission (FCC) announced yesterday that it has approved the merger of Intelsat, Ltd. with PanAmSat Holding Corporation (NYSE: PA). In a unanimous ruling, the FCC Commissioners found that the transaction would serve the public interest, and they therefore granted Intelsat’s application for a transfer of control of PanAmSat’s FCC licenses. PanAmSat believes that no other regulatory approvals are required, in the United States or elsewhere, prior to the closing of the transaction.

Intelsat and PanAmSat announced that they are planning on completing the merger transaction on July 3, 2006.

Intelsat and PanAmSat previously announced their merger agreement on August 29, 2005. Under the agreement, Intelsat will acquire PanAmSat for $25 per share in cash, or approximately $3.2 billion, plus a pro rata portion of  PanAmSat’s undeclared regular quarterly dividend with respect to the third fiscal quarter. In addition, $3.2 billion in debt of PanAmSat and its subsidiaries will remain outstanding or be refinanced. Closing of the merger transaction is subject, among other things, to the receipt of financing by Intelsat.

About PanAmSat

Through its owned and operated fleet of 24 satellites, PanAmSat Holding Corporation (NYSE:  PA) is a leading global provider of video, broadcasting and network distribution and delivery services. It transmits nearly 2,000 television channels worldwide and, as such, is the leading carrier of standard and high-definition signals. In total, PanAmSat’s in-orbit fleet is capable of reaching over 98 percent of the world’s population through cable television systems, broadcast affiliates, direct-to-home operators, internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the U.S., as well as specialized communications services in remote areas throughout the world. For more information, visit the Company’s Web site at www.panamsat.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words “may,” “might,” “should,” “would,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, including but not limited to the failure to consummate the proposed merger transaction due to a number of factors, including, but not limited to, the failure to obtain the financing to pay the consideration or the failure to satisfy any of the other conditions to consummation of the transaction. Other factors that could cause

PanAmSat’s results to differ materially from those described in the forward-looking statements can be found in PanAmSat’s annual and quarterly reports filed with the Securities and Exchange Commission.

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